PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated October 25, 2004)          REGISTRATION NO. 333-96069


                               [GRAPHIC OMITTED]


                        1,000,000,000 Depositary Receipts
                    Internet Infrastructure HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated October 25, 2004, relating to the sale of up to 1,000,000,000 depositary receipts by the Internet Infrastructure HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Internet Infrastructure HOLDRS" section of the base prospectus shall be replaced with the following:


                                                                               Share             Primary
                           Name of Company                        Ticker      Amounts        Trading Market
         ----------------------------------------------------    --------    ---------      ----------------
         Akamai Technologies Inc.                                  AKAM           3              NASDAQ
         BEA Systems, Inc.                                         BEAS          10              NASDAQ
         BroadVision, Inc.                                         BVSN           1              NASDAQ
         E.piphany, Inc.                                           EPNY          1.5             NASDAQ
         InfoSpace, Inc.                                           INSP          0.8             NASDAQ
         InterNAP Network Services Corporation                      IIP           5               AMEX
         Kana Software, Inc.                                       KANA          0.2             NASDAQ
         NaviSite, Inc.                                            NAVI        0.1333            NASDAQ
         Openwave Systems Inc.                                     OPWV       1.073667           NASDAQ
         Portal Software, Inc.                                     PRSF          1.2             NASDAQ
         RealNetworks, Inc.                                        RNWK           6              NASDAQ
         VeriSign, Inc.                                            VRSN         6.15             NASDAQ
         Vignette Corporation(1)                                   VIGN          0.6             NASDAQ
         Vitria Technology, Inc.                                   VITR           1              NASDAQ


          (1) As a result of a 1 for 10 reverse stock split of Vignette Inc. (NASDAQ: "VIGN"), effective June 13, 2005, the number of shares of Vignette Inc. represented by each 100 round lot of the Internet Infrastructure HOLDRS was decreased from 6 shares to 0.6 shares.


         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2005.